ASSET PURCHASE AGREEMENT

Between

EFH GROUP, INC.,
a Colorado corporation

and

EFH GROUP, INC.,
a Wyoming corporation

November 25, 2014

TABLE OF CONTENTS

Article I   Interpretation

4

1.1  Definitions

4

1.2  Interpretation Not Affected by Headings, Etc.

 8

1.3  Number, Gender, Etc.

 8

1.4  Date For Any Action

8

1.5  Currency

 8

1.6  Incorporation of Schedules

8

Article II   Purchase and Sale

9

2.1 Purchase of the Purchased Assets

 9

Article III   Purchase Price and Payments of the Purchase Price.

 9

3.1  Purchase Price

 9

3.2  Taxes

9

3.3  Tax Reporting

10

3.4  Promise to Pay

10

Article IV Representations, Warranties and Covenants of Seller

 10

4.1 Representations, Warranties and Covenants of Seller.

 10

Article V Representations and Warranties of Purchaser

14

5.1 Representations and Warranties of Purchaser

 14

Article VI Conditions of Closing

19

6.1  Conditions for the Benefit of Purchaser

 19

6.2  Conditions for the Benefit of Seller

21

Article VII Closing

22

7.1  Date, Time and Place of Closing

22

7.2  Closing Procedures

23

Article VIII  Covenants of Parties

23

8.1  Spin-off

22

8.2  Secured Promissory Note

24

8.3  Amendment to Articles of Incorporation

24

8.4  Reverse Stock Split

24

8.5  Issuer Company-Related Action Notification

24

8.6  Regulatory Filings

24

8.7 Valuation Opinion

24

8.8  Call Options

24

8.9  Private Placement

25

8.10  Board of Directors and Officers of Purchaser

25

8.11  Operation of Business

25

8.12 Consummation of Transactions

25

Article IX Dispute Resolution

25

9.1  Arbitration

25

9.2  Unanimous Selection of Arbitrator

 26

9.3  Single Arbitrator Not Selected

 26

9.4  Arbitration Board

 27

Article X Termination

 27

10.1  Termination

27

10.2  Effect of Termination

28

10.3  Breakup Fee

28

Article XI Indemnification.

 28

11.1  Indemnification in Favor of Purchaser

28

11.2  Indemnification in Favor of Seller

 29

11.3  Time/Liability Limitations

29

11.4  Indemnification Proceedings - Third Party Claims

30

11.5  Rights Supplemental

 32

11.6  Third Parties

 32

Article XII General

33

12.1  Notices to Parties

 33

12.2  Time of the Essence

34

12.3  Expenses

34

12.4  Confidentiality

34

12.5  Amendments

34

12.6  Waiver

34

12.7  Entire Agreement

 35

12.8  Successors and Assigns

 35

12.9  Severability

35

12.10  Governing Law

35

12.11  Further Assurances

 36

12.12  Counterparts

36

ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made the 25th day of November 2014 (“Effective Date”), by and between EFH Group, Inc., a Colorado corporation formerly known as Twentyfour/seven Ventures, Inc. (“Purchaser”), and EFH Group, Inc., a Wyoming corporation (“Seller”).

WHEREAS:

1.

Seller is the owner of the trademarks, goodwill, domain names, rights, securities, software and other assets described in Schedule A (aggregately the “Purchased Assets”);

2.

Purchaser wishes to purchase the Purchased Assets on and as of the Closing Date on the terms and conditions of this Agreement; and

3.

Seller wishes to sell, assign and transfer the Purchased Assets on and as of the Closing Date on the terms and conditions of this Agreement.

NOW THEREFORE in consideration of the recitals, which are incorporated herein by reference and the respective covenants provided in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

INTERPRETATION

1.1

Definitions

As used in this Agreement, the following terms have the following meanings:

 “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with that other Person. For purposes of this definition, a Person “controls” another Person if that Person directly or indirectly possesses the power to direct or cause the direction of the management and policies of that other Person, whether through ownership of securities, by contract or otherwise and “controlled by” and “under common control with” have similar meanings.

“Agreement” means this asset purchase agreement and all schedules and instruments in amendment or confirmation of it; “hereof”, “hereto” and “hereunder” and similar expressions mean and refer to this Agreement and not to any particular Article, Section or other subdivision;

“Article”, “Section” or other subdivision of this Agreement followed by a number means and refers to the specified Article, Section or other subdivision of this Agreement.

“Ancillary Agreements” means the Trademark Assignment Agreement, the Spin-Off Note, a bill of sale and all other agreements, letter agreements, certificates and other instruments to be entered into and delivered pursuant to or in connection with this Agreement.

“Approvals” means all necessary approvals, permits, sanctions, rulings, orders or consents from any Governmental Authority, lender or other third party with respect to the transactions contemplated by this Agreement and the Ancillary Agreements.

“Authorization” means, with respect to any Person, as defined herein, any consents, decrees, exemptions, certifications, orders, permits, approvals, waivers, licenses or similar authorizations of any Governmental Authority having jurisdiction over the Person.

“Business Day” means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open in the city of New York City, New York and Denver, Colorado, for the transaction of banking business.

“Contracts” means any agreement, indenture, mortgage, contract, lease, deed of trust, license, option, instrument, collective agreement, accepted purchase order or other commitment, whether written or oral, entered into or having a binding effect or being in force.

“Closing” means the completion of the transaction of purchase and sale of the Purchased Assets and execution and delivery of the Ancillary Agreements contemplated in this Agreement.

“Closing Date” means the date upon which the Closing occurs, as agreed upon by the Parties.

“Damages” has the meaning ascribed to such term in Section 11.1.

“Governmental Authority” means any foreign, national, provincial, local or state government, any political subdivision or any governmental, judicial, public or statutory instrumentality, court, tribunal, agency (including those pertaining to health, safety or the environment), authority, body or entity, or other regulatory bureau, authority, body or entity having legal jurisdiction over the property, activity or Person in question.

“Indemnified Party” has the meaning ascribed to such term in Section 11.4(a).

“Indemnifying Party” has the meaning ascribed to such term in Section 11.4(a).

“IP Lawyer” has the meaning ascribed to such term in Section 9.2.

“Knowledge” of any Person means all information or facts actually known to the officers of such Person and information or facts which should be or ought reasonably to have been known to such officers through the performance of such officers' normal duties and responsibilities as officers of such Person.

“Laws” means any and all applicable laws in effect as of the date hereof, including all statutes, ordinances, decrees, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, ruling or awards, and general principles of common and civil law and equity, legally binding on the Person referred to in the context in which the word is used.

“Letter of Intent” means the non-binding Letter of Intent between Seller and Purchaser dated August 8, 2014.

“Lien” means, with respect to any property, assets, claims or rights, any encumbrance or title defect of whatever kind or nature, regardless of form, whether or not registered or registerable and whether or not consensual or arising by law (statutory or otherwise), including any mortgage, lien, charge, pledge or security interest, whether fixed or floating, or any assignment, lease, license, option, right of pre-emption, privilege, encumbrance, easement, servitude, right of way, restrictive covenant, right of use or any other right or claim of any kind or nature whatever which affects ownership or possession of, or title to, or any interest in, or the right to use or occupy such property, assets, claims or rights but excludes any restrictions at law.

“Litigation” has the meaning ascribed to such term in Section 4.1(o).

“Material Adverse Effect” or “Material Adverse Change” means any effect or change, respectively, that is or, as far as can reasonably be determined, is likely to be materially adverse on (i) with respect to Seller, the Purchased Assets, (ii) with respect to Purchaser, the business, assets, properties, liabilities, financial condition or results of operations of Purchaser and its subsidiaries, taken as a whole (other than, in the case of clauses (i) and (ii) above, any such effect or change that directly results from general changes in United States or global economic conditions or from general changes in the industry in which the applicable Party’s business operates), and (iii) with respect to any Party, the ability of such Party to consummate the transactions contemplated by this Agreement or to timely perform any of its obligations under this Agreement.

“Misrepresentation” means (i) an untrue statement of material fact, or (ii) an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

“Parties” means collectively Seller and Purchaser, and “Party” means Seller or Purchaser individually.

“Person” means any individual, partnership, firm, trust, body corporate, government, governmental body, agency or instrumentality, unincorporated body of persons or association.

“Private Placement” means the $5.0 million financing through the sale of equity securities of Purchaser through the efforts of Purchaser, with the assistance of Seller and any private placement agent, contemplated by the Letter of Intent.

“Purchase Price” has the meaning ascribed to such term in Section 3.1.

“Purchaser” has the meaning ascribed to such term in the recitals of this Agreement.

 “Seller” has the meaning ascribed to such term in the recitals of this Agreement.

“Seller Shareholders” means the record and beneficial owners of the outstanding shares of capital stock of Seller immediately prior to the Closing.

“SpinCo” has the meaning ascribed to such term in Section 8.1.

“Spin-Off Note” has the meaning ascribed to such term in Section 8.2.

“Taxes” means: (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, wealth, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, surtaxes, customs, import or export, (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any Party.

“Time of Closing” has the meaning ascribed to such term in Section 7.1.

“Trademark Assignment Agreement” means the agreement to be executed by the Parties, the form of which is attached hereto as Schedule “B”, that will be filed with the US Intellectual Property Office to evidence the transfer of the Trademarks from Seller to Purchaser.

“Trademarks” means and refers to the trademarks of Seller used by Seller in the United States, and related registrations and applications, as set out in Schedule “A” to this Agreement.

“US Intellectual Property Office” means the United States Patent and Trademark Office.

“US IP Proceeding” has the meaning ascribed to such term in Section 4.1(i).

1.2

Interpretation Not Affected by Headings, Etc.

The division of this Agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement, and unless otherwise specified, “Article”, “Section” or other subdivision of this Agreement mean and refer to the specified Article, Section or other subdivision of this Agreement.

0.3

        Number, Gender, Etc.

Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

1.4

Date For Any Action

If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

1.5

Currency

All sums of money that are referred to in this Agreement are, unless the context or subject matter otherwise permits, expressed in the currency of the United States of America.

1.6

Incorporation of Schedules

The schedules attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it:

Schedule A

Purchased Assets
Schedule B

Trademark Assignment Agreement

Schedule 4.1(i)

IP Proceedings/Authorized Use re: Trademarks

Schedule 4.1(l)

Material Adverse Changes

Schedule 5.1(f)

Material Adverse Changes

ARTICLE II

PURCHASE AND SALE

2.1

Purchase of the Purchased Assets

Subject to the terms and conditions of this Agreement, on and as of the Closing Date, Seller agrees to sell, assign and transfer to Purchaser, and Purchaser agrees to purchase from Seller, free and clear of all Liens, all of Seller’s right, title and interest in and to the Purchased Assets.

ARTICLE III
PURCHASE PRICE AND PAYMENT OF THE PURCHASE PRICE

3.1

Purchase Price

The aggregate consideration (the “Purchase Price”) payable by Purchaser to Seller for the Purchased Assets is the issuance at the Closing by Purchaser to Seller of 52,173,000 restricted shares of common stock of Purchaser (“common shares”) and 5,797,000 restricted shares of Class B common stock of Purchaser (“Class B common shares”).  The common shares and Class B common shares may not be sold or distributed to shareholders of the Seller prior to November 25, 2015 without the prior written consent of the Purchaser.  , For so long as Seller holds more than ten percent (10%) of Purchaser’s voting shares, Purchaser shall have a right of first offer to purchase any securities that are to be issued by the Seller.

3.2

Taxes

Seller shall pay all Taxes payable by it in connection with the sale, assignment, or transfer of the Purchased Assets under this Agreement, including, without limitation, federal, provincial, state or municipal sales, use and excise Taxes, and, upon the reasonable request of Purchaser, shall furnish proof of such payment.

3.3

Tax-Free Reorganization and Reporting

(a)

Seller and Purchaser shall each use its best efforts to treat the acquisition of the Purchased Assets as a “reorganization” described in Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), and under analogous provisions of state and local tax law (that is, as a transaction in which Purchaser acquired substantially all of the properties of Seller solely in exchange for voting stock of Purchaser) in all relevant federal, state and local tax returns.

(b)

Each of Purchaser and Seller has reviewed the requirements for a reorganization under Code Section 368(a)(1)(C), and neither Purchaser nor Seller knows of any reason the acquisition of the Purchased Assets would not qualify as reorganization under Section 368(a)(1)(C).   Neither Seller nor Purchaser shall knowingly take any action, cause any action to be taken, or fail to take any action which action or failure to act could cause the acquisition of the Purchased Assets to fail to qualify as a reorganization under Section 368(a)(1)(C) of the Code.

(c)

This Agreement is intended to constitute a "plan of reorganization" within the meaning of U.S. Treasury Regulation Section 1.368-2(g).

(d)

Each of Seller and Purchaser and shall file with the Internal Revenue Service the information required by Treasury Regulation Section 1.368-3T within the time and in the manner set forth in such regulation.

3.4

Promise to Pay

Purchaser promises to pay to Seller the Purchase Price pursuant to Section 3.1.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

4.1

Representations and Warranties of Seller

As of the date hereof, Seller represents and warrants as follows to Purchaser and acknowledges and confirms that Purchaser is relying upon the representations and warranties in connection with the purchase by Purchaser of the Purchased Assets and the other transactions contemplated hereby and by the Ancillary Agreements:

(a)  Incorporation and Qualification. Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the corporate power to own and operate its property and carry on its business and has the corporate power to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party;

(b)  Validity of Agreement. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated by this Agreement:

(i)

have been duly authorized by all necessary corporate action on the part of Seller;

(ii)  do not (and would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with or result in a default under, or allow any other Person to exercise any rights under, any of the terms or provisions of its articles of incorporation or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders agreement of Seller or any judgment, decree, order or award of any court, Governmental Authority or arbitrator having jurisdiction over Seller or any Contracts or Authorization to which Seller is a party or by which the Purchased Assets may be affected, except where such breach, violation, conflict, default or exercise of rights would not have a Material Adverse Effect on Seller; and

(iii)  will not result in the violation of any Law;

(c)  Due Execution and Delivery. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding agreement with Seller enforceable in accordance with its terms (subject to customary qualifications as to insolvency matters and equitable remedies). The Ancillary Agreements to which it is a party will be duly executed and delivered by Seller and will constitute legal, valid and binding agreements of Seller enforceable in accordance with their terms (subject to customary qualifications as to insolvency matters and equitable remedies);

(d)  Restriction on Transfer of Purchased Assets. There is no Contract to which Seller is a party which could restrict the transfer to Purchaser of the Purchased Assets, except for such Contracts in respect of which all required consents to the transfer of the Purchased Assets have been obtained, or will have been obtained by the Closing Date, by Seller or in respect of which the failure to obtain such consent would not have a Material Adverse Effect on Seller;

(e)  Required Authorizations. There is no requirement for Seller to make any filing with, give any notice to, or obtain any Authorization from any Governmental Authority as a condition to the lawful completion of the transaction by Seller contemplated by this Agreement including, without limitation, the Ancillary Agreements, except where the failure to make such filing, give such notice or obtain such Authorization would not have a Material Adverse Effect on Seller;

(f)  Title and Validity. Seller:

(i)  is the legal and beneficial owner of the Purchased Assets and has the exclusive right to sell, assign, use and grant the right to others, as applicable to use the Purchased Assets in the United States;

 (ii)  has the right to transfer the Purchased Assets to Purchaser free and clear of any Liens;

(iii)  confirms that all applications in the United States for the Trademarks are valid and subsisting;

(iv)  has, and to the Knowledge of Seller all of the predecessors in title to the Trademarks have, maintained direct or indirect control over the character and quality of the wares and services in association with which the Trademarks have been used so that the Trademarks have not lost their distinctiveness anywhere in the United States; and

(v)  confirms that sufficient public notice has been given that Seller is the owner in the United States of the Trademarks;

(g)  No Joint Venture of Purchased Assets. There are no joint venture projects, proposed or agreed to, in respect of the Purchased Assets;

(h)  Licenses. There are no licensed users of the Trademarks in the United States and Seller is not permitting anyone to use the Trademarks in the United States;

(i)  Infringement/Proceedings/Authorized Use re: Trademarks.

(i)

Seller has no notice of, nor is it aware of, any basis on which use of the Trademarks by Seller infringes any intellectual property rights of any Person;

(ii)

To Seller’s Knowledge, the Trademarks do not infringe any intellectual property rights of any Person anywhere in the United States;

(iii)

No Person to the Knowledge of Seller is using the Trademarks or other indicia that is confusingly similar to the Trademarks, except where Seller has expressly authorized a party to use the Trademarks and all such parties as of the date hereof are disclosed in Schedule 4.1(i); and

(iv)

To Seller’s Knowledge, Seller has not received any notice of any current, pending or threatened trademark opposition proceedings, summary expungement or amendment proceedings or any other equivalent trade-mark laws in any other country, or litigation proceedings in respect of any of the Trademarks (collectively “US IP Proceedings”) and Seller has no Knowledge of any basis for the commencement of any such US IP Proceedings filed by any Person that would have a Material Adverse Effect upon Seller;

(j)  Miscellaneous. No fees, royalties or other amounts are owing by Seller to any Person with respect to any of the Trademarks or any use of any of the same;

(k)  Disclosure. The description of, and all other information with respect to the Trademarks contained in the due diligence materials (if any) provided by Seller to Purchaser in connection with the transaction contemplated herein contains full and true disclosure of all material facts relating to the Trademarks, and does not contain any Misrepresentation with respect to the Trademarks and there is no fact known to Seller which would be reasonably expected to materially and adversely affect the Trademarks, except as has been set forth in this Agreement;

(l)  No Material Adverse Change.   Except as disclosed in Schedule 4.1(l), since June 30, 2014, there has not been any Material Adverse Change in relation to Seller, and no event has occurred or circumstance exists which may result in such a Material Adverse Change in relation to Seller;

(m)  [Reserved];

(n)  No Options for Trademarks, etc. Except for:

(i)

Purchaser;

(ii) as otherwise disclosed under this Agreement; or

(iii) pursuant to an Ancillary Agreement,

no Person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming such under which Seller is, or may become, obligated to assign, sell or transfer the Trademarks;

(o)  Litigation.  There is no action, suit, proceeding or investigation, at law or in equity, by any Person, nor any arbitration, administrative or other proceeding by or before any Governmental Authority (collectively, the

“Litigation”) pending or, to Seller’s Knowledge, threatened against or affecting the Purchased Assets including the Trademarks which would affect the consummation of the transactions contemplated herein or would have a Material Adverse Effect in relation to Seller;

(p)  [Reserved];

 (q)  Approvals. Seller has obtained, or will have obtained by the Closing Date, all Approvals to the transactions contemplated herein and by the Ancillary Agreements required to be obtained by Seller and has given, or will have given by the Closing Date, all notices required to be given by Seller in connection with such transactions, except where any failure to do so would not have a Material Adverse Effect on Seller;

(r)  No Challenge. Seller will not, in any manner, directly or indirectly, challenge or attack the Trademarks or the title of Purchaser to the Trademarks;

(t)  No Brokers’ Fees.  Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1

Representations and Warranties of Purchaser

Purchaser represents and warrants as follows to Seller and acknowledges and confirms that Seller is relying on such representations and warranties in connection with the sale by Seller of the Purchased Assets and the other transactions contemplated hereby and by the Ancillary Agreements:

(a)

Existence and Power. Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the corporate power to own and operate its property and carry on its business and has the corporate power to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party;

(b)

Validity of Agreement. The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated by this Agreement:

(i)  have been duly authorized by all necessary corporate action on the part of Purchaser;

(ii)  do not (and would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with or result in a default under, or allow any other Person to exercise any rights under, any of the terms or provisions of its articles of incorporation or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders agreement of Purchaser or any judgment, decree, order or award of any court, Governmental Authority or arbitrator having jurisdiction over Purchaser or any Contracts or Authorization to which it is party or pursuant to which any of its assets or property may be affected, except where such breach, violation, conflict, default or exercise of rights would not have a Material Adverse Effect on Purchaser; and

(iii) will not result in the violation of any Law;

(c)

Due Execution and Delivery. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding agreement of Purchaser enforceable in accordance with its terms (subject to customary qualifications as to insolvency matters and equitable remedies). The Ancillary Agreements to which it is a party will be duly executed and delivered by Purchaser and will constitute legal, valid and binding agreements of Purchaser enforceable in accordance with their terms (subject to customary qualifications as to insolvency matters and equitable remedies);

(d)

Required Authorizations. There is no requirement for Purchaser to make any filing with, give any notice to, or obtain any Authorization from any Governmental Authority as a condition to the lawful completion by Purchaser of the transactions contemplated by this Agreement including, without limitation, the Ancillary Agreements, except where the failure to make such filing, give such notice or obtain such Authorization would not have a Material Adverse Effect on Purchaser;

(e)

Litigation. There is no Litigation pending or, to Purchaser’s Knowledge, threatened against or affecting Purchaser or its properties, rights or assets which would affect the consummation of the transactions contemplated herein or would have a Material Adverse Effect in relation to Purchaser;

 (f)

No Material Adverse Change. Except as disclosed in Schedule 5.1(f), since September 30, 2014, there has not been any Material Adverse Change in relation to Purchaser, and no event has occurred or circumstance exists which may result in such a Material Adverse Change in relation to Purchaser;

(g)

Contracts.  There is no Contract to which Purchaser is a party which could restrict the performance by Purchaser of its obligations under this Agreement, except for such Contracts in respect of which all required consents to such performance have been obtained, or will have been obtained by the Closing Date, by Purchaser or in respect of which the failure to obtain such consent would not have a Material Adverse Effect on Purchaser;

(h)

Compliance with Laws.  Purchaser has conducted and is conducting its business in compliance with all applicable Laws of each jurisdiction in which its business is carried on, except where any failure to do so would not have a Material Adverse Effect on Purchaser, and Purchaser holds all licenses and permits necessary for the carrying on of its business;

(i)

Approvals.  Purchaser has obtained, or will have obtained by the Closing Date, all Approvals to the transactions contemplated herein and by the Ancillary Agreements required to be obtained by Purchaser and has given, or will have given by the Closing Date, all notices required to be given by Purchaser in connection with such transactions, except where any failure to do so would not have a Material Adverse Effect on Purchaser;

(j)

Spinco.  Spinco is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and has the corporate power to enter into and perform its obligations under this Agreement.  This Agreement has been duly authorized, executed and delivered by Spinco and constitutes a legal, valid and binding agreement of Spinco enforceable in accordance with its terms (subject to customary qualifications as to insolvency matters and equitable remedies).  Spinco has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than entering into this Agreement.  All of the Approvals, Authorizations and Contracts, and all of the assets, tangible and intangible, of any nature whatsoever, that are necessary to operate Purchaser’s business are assignable or otherwise transferable to Spinco and will be assigned or otherwise transferred to Spinco on or before the Closing Date;

(k)

Taxes.  There are no outstanding claims against Purchaser for any taxes of any type imposed by any federal, state, local or other governmental agency, authority or subdivision.  All tax returns and reports required by law to be filed by Purchaser have been or will be duly filed on or before the required filing date thereof.  All taxes, assessments, fees, penalties, interest and other governmental charges with respect to Purchaser or its business which are due and payable have been paid in full;

(l)

Absence of Undisclosed Liabilities.  Purchaser has no liabilities other than (i) as reflected or reserved against on, or otherwise described in, the financial statements (including, in each case, any related notes thereto) contained in the Purchaser SEC Reports, (ii) those incurred in the ordinary course of business consistent with past custom and practice, and (iii) those incurred in connection with this Agreement;

(m)

Issuance of Common Stock.  All of the common shares and Class B common shares of the Purchaser to be issued to Seller pursuant to this Agreement are duly authorized and reserved for issuance and will, when issued pursuant to the terms of this Agreement, be validly issued, fully paid and non-assessable and will be issued in compliance with federal and state securities laws and all other applicable Laws.  Purchaser has full power and authority to issue and deliver such common shares and Class B common shares, and Purchaser will issue and deliver such common shares and Class B common shares to the Seller at the Closing, free and clear of any Lien, except for restrictions on transfer imposed by applicable securities laws;

(n)

Capitalization.  The authorized capital stock of Purchaser as of the Effective Date is 100,000,000 shares of common stock consisting of 90,000000 common shares, of which 809,195 post 1 for 100 reverse split shares are issued and outstanding and 10,000,000 Class B common shares, of which none are issued and outstanding.  All such issued and outstanding shares of common stock of Purchaser have been duly authorized and validly issued, are fully paid and non-assessable and have been issued in compliance with federal and state securities laws and all other applicable Laws, and none of such issued and outstanding shares of common stock was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities of Purchaser.  There are no outstanding subscriptions, rights (preemptive or otherwise), options, awards, warrants, instruments, convertible or exchangeable securities or other agreements or commitments obligating Purchaser to issue or sell any additional shares of its capital stock of any class or any other securities of Purchaser;

(o)

SEC Reports.

(i)

 As of their respective dates, each report, information statement and proxy statement filed by Purchaser with the U.S. Securities and Exchange Commission (the “SEC”) since January 17, 2013, which are all the forms, reports and documents required to be filed by Purchaser and its subsidiaries with the SEC since January 17, 2013 (collectively, the “Purchaser SEC Reports”):  (A) was prepared in accordance and complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Reports, and (B) did not at the time it was filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)

Each set of financial statements (including, in each case, any related notes thereto) contained in the Purchaser SEC Reports, including each Purchaser SEC Report filed after the date hereof until the Closing, was or will be prepared in accordance with GAAP and in a manner consistent throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, subject to the absence of footnotes as permitted by the applicable rules and regulations of the SEC) and each fairly presents or will fairly present in all material respects the financial position of Purchaser at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements, are or will be subject to normal adjustments which are not expected to have a Material Adverse Effect on Purchaser.

(iii)

Purchaser has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.  Purchaser has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  Purchaser’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Purchaser in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of Purchaser as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Purchaser has disclosed, based on its most recent evaluations, to Purchaser’s accountants and the board of directors of Purchaser (A) all significant deficiencies in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) and any material weaknesses that have more than a remote chance to materially adversely affect Purchaser’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal control over financial reporting;

(p)

OTCQB Compliance.  Purchaser’s common stock is registered pursuant to Section 12(g) of the Exchange Act and is quoted on The Nasdaq Stock Market, Inc.’s OTCQB quotation service (the “OTCQB”).  Purchaser has taken no action designed to terminate, or likely to have the effect of terminating, the registration of its common stock under the Exchange Act or designed to remove, or likely to have the effect of removing, from quotation its common stock from the OTCQB, nor has Purchaser received any notification that the SEC, the OTCQB or the Financial Industry Regulatory Authority, Inc. is contemplating terminating such registration or quotation;

(q)  No Brokers’ Fees.  Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE VI

CONDITIONS OF CLOSING

6.1

Conditions for the Benefit of Purchaser

The purchase and sale of the Purchased Assets is subject to the following conditions to be fulfilled or performed at or prior to the Closing, which conditions are for the exclusive benefit of Purchaser and may be waived, in whole or in part, by Purchaser in its sole discretion:

(a)

Deliveries. Seller shall deliver or cause to be delivered to Purchaser the following in form and substance satisfactory to Purchaser, acting reasonably:

(i)

executed copies of all resolutions and necessary consents of the board of directors and shareholders of Seller approving the entering into and completion of the transactions contemplated by this Agreement;

(ii)

executed copies of the Ancillary Agreements to which it is a party;

(iii)

current status reports for each of the Trademarks from the US Intellectual Property Office website databases;

(iv)

any and all files, applications, evidence or documentation whatsoever, physical or electronic, in respect of the intellectual property rights of the Purchased Assets; and

(v)

a certificate of an executive officer of Seller to the effect that each of the conditions specified below in Section 6.1(e)-(g) is satisfied in all respects.

(b)

Proceedings. All corporate proceedings on the part of Seller to be taken in connection with the transactions contemplated by this Agreement and any Ancillary Agreement shall be satisfactory in form and substance to Purchaser, acting reasonably, and Purchaser shall have received copies of all instruments and other evidence as it may reasonably request in order to establish the consummation of the transactions and the taking of all necessary corporate proceedings on the part of Seller in connection therewith; and

(c)

Approvals. All Approvals shall have been obtained and complied with, at or before the Closing.

(d)

Consulting Fee.  At or prior to the closing of the PIPE, an amount of Fifty Thousand ($50,000) shall be paid by Seller to Twentyfour/seven Consulting, LLC and/or Intrepid Recovery Services, LLC, each a Colorado limited liability company, for all assistance provided in the closing of this transaction.  Twentyfour/seven Consulting, LLC and Intrepid Recovery Services, LLC are each an affiliate of Purchaser and shall pay all legal expenses of Purchaser in connection with this Agreement.

(e)

There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement.

(f)

All of Seller’s representations and warranties in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made (except that such representations and warranties that are qualified as to “materiality”, “material adverse effect”, “material adverse change” and similar materiality qualifiers shall be accurate in all respects).

(g)

All of the covenants and obligations that Seller are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.

6.2

Conditions for the Benefit of Seller

The purchase and sale of the Purchased Assets is subject to the following conditions to be fulfilled or performed at or prior to the Time of Closing, which conditions are for the exclusive benefit of Seller and may be waived, in whole or in part, by Seller in its sole discretion:

(a)

Deliveries. Purchaser shall deliver or cause to be delivered to Seller the following in form and substance satisfactory to Seller acting reasonably:

(i)

executed copies of all resolutions and necessary consents of the board of directors and shareholders of Purchaser approving the entering into and completion of the transactions contemplated by this Agreement;

(i)

executed copies of the Ancillary Agreements in form and substance satisfactory to Seller, acting reasonably;

(ii)

certificates representing the common shares and Class B common shares comprised in the Purchase Price.

(iii)

evidence of the appointment or election of four directors designated by Seller to Purchaser’s Board of Directors, effective at the Closing.

(iv)

resignations of all directors of Purchaser holding office immediately prior to the Closing (except Dennis White) effective ten days after the mailing of Schedule 14f-1 to the Purchaser’s shareholders, and resignations of all officers of Purchaser holding office immediately prior to the Closing, effective at the Closing.

(v)

resignations of all employees of Purchaser not subject to post-Closing employment agreements, effective at the Closing.

(vi)

evidence of the discharge of all indebtedness of Purchaser outstanding immediately prior to Closing, the release of Purchaser from its obligations thereunder, and the discharge and release of all Liens relating thereto.

(vii)

a certificate of an executive officer of Purchaser to the effect that each of the conditions specified below in Section 6.2(d)-(f) is satisfied in all respects.

(a)

Proceedings. All corporate proceedings on the part of Purchaser to be taken in connection with the transactions contemplated by this Agreement and any Ancillary Agreement shall be satisfactory in form and substance to Seller, acting reasonably, and Seller shall have received copies of all instruments and other evidence as it may reasonably request in order to establish the consummation of the transactions and the taking of all necessary corporate proceedings on the part of Purchaser in connection therewith.

(b)

Approvals. All Approvals shall have been obtained and complied with, at or before the Closing.

(d)

There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement.

(e)

All of Purchaser’s representations and warranties in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made (except that such representations and warranties that are qualified as to “materiality”, “material adverse effect”, “material adverse change” and similar materiality qualifiers shall be accurate in all respects).

(f)

All of the covenants and obligations that Purchaser are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.

ARTICLE VII

CLOSING

7.1

Date, Time and Place of Closing

The completion of the transaction of purchase and sale of the Purchased Assets contemplated by this Agreement shall take place at J.M. Walker & Associates, Attorneys At Law, 7841 South Garfield Way, Centennial, CO 80122, at 2:00 p.m. (MST) on the Closing Date, or at such other place, on such other date and at such other time as may be agreed upon in writing among Seller and Purchaser (the “Time of Closing”).

7.2

Closing Procedures

Subject to satisfaction or waiver by the relevant Party of the conditions of closing in Article 6, at the Closing Seller and Purchaser will deliver the documents and instruments contemplated by Sections 6.1 and 6.2, respectively.

ARTICLE VIII

COVENANTS OF PARTIES

8.1

Spin-Off

Simultaneous with or immediately prior to Closing, Purchaser shall have distributed to its stockholders on a pro-rata basis as a dividend, or otherwise segregate, all of the outstanding equity interest of one or more subsidiaries of Purchaser (collectively, “SpinCo”) which collectively hold substantially all the current assets, liabilities and business operations of Purchaser (including the net proceeds of any equity sold by Purchaser prior to the consummation of this Agreement; and excluding the net proceeds of any equity sold by Purchaser in connection with the Private Placement).  In addition to the Spin-off Note described below, Purchaser shall have caused any notes or other Purchaser debt payable to officers, directors or shareholders to be transferred to, and such notes or other debt shall have gone with, SpinCo.  As a result, Purchaser shall be debt free upon the completion of the Spin-off.  Additionally, at Closing Purchaser shall have caused its employees not subject to post-Closing employment agreements to resign from Purchaser and to become employees of SpinCo.  Purchaser shall have caused SpinCo to have assumed liability for all costs associated therewith including but not limited to accrued vacation, unreimbursed expenses, etc.  At Closing, Purchaser shall have terminated or assigned to SpinCo all Contracts to which Purchaser is a party covering any independent contractors of Purchaser.

8.2

Secured Promissory Note

At or prior to the closing of the PIPE, Seller shall lend funds to Purchaser in the principal amount of $275,000 in the form of a secured note, and Purchaser shall use such funds to pay its outstanding third-party debt such that Purchaser shall be free of third-party debt at Closing.  The senior secured note shall be non-convertible and have a term of two years with a fixed annual rate of interest equal to fourteen percent (14.00%), compounded semi-annually, which shall be payable at maturity in a balloon payment (composed of principal and interest) (the “Spin-Off Note”).  The Spin-Off Note will be transferred to, and go with, SpinCo and shall be an obligation of that entity.

8.3

Amendment to the Articles of Incorporation

At or prior to Closing, Purchaser shall have amended its Articles of Incorporation to authorize 10,000,000 Class B common shares having the terms set forth in the Letter of Intent and change its name to EFH Group, Inc.

8.4

Reverse Stock Split.  At or prior to Closing, Purchaser shall have effectuated a 100 to 1 reverse stock split.

8.5

Issuer Company-Related Action Notification

At or prior to Closing, Purchaser shall have filed the appropriate Issuer Company-Related Action Notification with FINRA relating to the corporate actions resulting in the Amendment to the Articles of Incorporation, the reverse stock split and to voluntarily request a symbol change from TWYF to HUTN.

8.6

Regulatory Filings

At or prior to Closing, Purchaser shall have promptly prepared and filed with the SEC any filings (including, without limitation, Form 8-K and Schedule 14f-1) required relating to the transactions described herein.  Seller shall have, at all times, cooperated with Purchaser in the filing of such filings.  Purchaser shall have given Seller the opportunity to review drafts of such filings prior to the filings thereof.

8.7

Valuation Opinion

Prior to Closing, Purchaser shall have commissioned a nationally recognized valuation firm to provide an estimate of the value of the Purchased Assets.  Purchaser shall pay for the Valuation Opinion up to a maximum of $20,000.  In the event that Closing does not occur, the Valuation Opinion shall remain the property of Purchaser, and in the event that Seller enters into negotiations with any third parties within 120 days of the lapse of the Exclusivity Period set forth in the Letter of Intent, Seller shall purchase the Valuation Opinion from Purchaser at cost.

8.8

Call Options

At or prior to Closing, each Purchaser shareholder currently holding more than five percent of the outstanding common shares of Purchaser shall have provided call options on all of Purchaser common shares held by said shareholder that sells the common shares for 562,000 shares at $0.625 per common share.  The call option shall be exercisable anytime, in whole or in part, prior to the expiration of said option.  The call option shall expire one year after the signing of this Agreement.  Common shares underlying the call options shall be held in escrow until the call option expiration date.

8.9

Private Placement

Purchaser will use commercially reasonable efforts to close the Private Placement simultaneously with the Closing.

8.10

Board of Directors and Officers of Purchaser

Effective at Closing, Purchaser shall cause the size of the board of directors of Purchaser to be increased by four directors and Purchaser will cause four new directors designated by Seller to be appointed or elected by Purchaser to fill the vacancies created by such increase.

Effective ten days after the mailing of Schedule 14f-1 to the Purchaser’s shareholders, all of the directors of Purchaser holding office immediately prior to Closing (except Dennis White) shall resign from the board of directors of Purchaser.

Effective at Closing, Purchaser also shall cause each officer of Purchaser holding office immediately prior to the Closing to resign from all positions held as an officer of Purchaser and cause officers designated by Seller to be appointed.

8.11

Operation of Business

With respect to the period between the execution of this Agreement and the Closing, each of the Parties will conduct their respective operations in the ordinary course of business consistent with past custom and practice and will not engage in any practice, take any action, or enter into any transaction outside such ordinary course of business that would cause any of their respective representations made in this Agreement or any Ancillary Agreements to be untrue in any respect.

8.12

Consummation of Transactions

Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the closing conditions set forth in Article VI).

ARTICLE IX

DISPUTE RESOLUTION

9.1

Arbitration

All disputes that may arise in connection with this Agreement and that are not settled in writing by the Parties themselves shall be submitted to arbitration under the rules and procedures as outlined herein.

9.2

Unanimous Selection of Arbitrator

Either Party may notify the other Party in writing, that such a dispute has arisen and of their conclusion that the dispute is not resolvable between the Parties. Within fourteen (14) days of such notice, the Parties shall:

(a)

if the dispute relates to a trademark dispute, attempt to mutually select a qualified lawyer that primarily practices law in the area of trademarks (an “IP Lawyer”) who will serve as an arbitrator in order to resolve the dispute;

(b) if the dispute relates to a dispute not relating to trademark matters, attempt to mutually select a qualified person who will serve as an arbitrator in order to resolve the dispute. If the Parties are able to choose such IP Lawyer or qualified person, as the case may be, that IP Lawyer or qualified person, as the case may be, shall meet with the Parties and collect evidence and information as the arbitrator deems appropriate within thirty (30) days of accepting the appointment as an arbitrator. Within thirty (30) days thereafter the arbitrator shall render a written decision regarding the dispute.

9.3

Single Arbitrator Not Selected

If the Parties are unable to reach an agreement as to one IP Lawyer or qualified person, as the case may be, who shall serve as an arbitrator within the time period as provided herein, then, within three (3) working days after the expiration of said time period, each Party shall select one qualified IP Lawyer or qualified person, as the case may be, who shall serve as an arbitrator in this matter, and those two IP Lawyer or qualified persons, as the case may be, within five (5) working days of the last IP Lawyer or qualified person, as the case may be, to accept appointment as an arbitrator shall choose a third qualified IP Lawyer or qualified person, as the case may be, to serve as an arbitrator. The three IP Lawyer or qualified person, as the case may be, chosen shall serve as an arbitration board. Within thirty (30) days of the last IP Lawyer or qualified person, as the case may be, accepting appointment as an arbitrator, the arbitration board shall meet with the Parties and collect evidence and information as they deem appropriate. Within forty-five (45) days thereafter the arbitration board shall render a written decision regarding the dispute.

9.4

Arbitration Board

Each arbitrator shall provide written confirmation to each Party that the arbitrator has no affiliation with either Party or with the lawyers/attorneys for the Parties, has no conflict of interest in acting as an arbitrator for the Parties, will listen fairly to all of the evidence, statements and position of the Parties, will not advocate a position of any one Party and will render a decision in a fair and impartial manner. Unless otherwise provided by the arbitrator(s), all costs charged by the arbitrator(s) shall be equally divided between the Parties for payment. The arbitrator(s) shall have the authority to assess one Party more of the costs if they feel the same is warranted by the position taken by a particular Party or the result of the arbitration proceedings. Any decision by the arbitrator(s) shall be binding and conclusive upon each of the Parties and may be sued on or enforced in any court of competent jurisdiction.

ARTICLE X

TERMINATION

10.1

Termination

The provisions of this Agreement may be terminated:

(a)  by mutual written consent of Purchaser and Seller;

(b)  by Purchaser if (i) there has been a material breach by Seller of any representation, warranty, covenant or agreement set forth in this Agreement or any Ancillary Agreement which Seller fails to cure within five (5) Business Days after written notice thereof is given by Purchaser, or (ii) the Closing has not occurred on or before December 31, 2014, or such later date as the parties may agree upon, unless Purchaser is in material breach of this Agreement; or

(c)  by Seller if (i) there has been a material breach by Purchaser any representation, warranty, covenant or agreement set forth in this Agreement or any Ancillary Agreement which Purchaser fails to cure within five (5) Business Days after written notice thereof is given by Seller, or (ii) the Closing has not occurred on or before December 31, 2014, or such later date as the parties may agree upon, unless Seller is in material breach of this Agreement.

Any termination pursuant to this Section 10.1 shall be effected by a written instrument signed by the Party or Parties so terminating to the other Parties hereto, which notice shall specify the Section hereof pursuant to which this Agreement is being terminated.

10.2

Effect of Termination

In the event of the termination of the provisions of this Agreement as provided in Section 10.1, such provisions of this Agreement shall be of no further force or effect without any liability to any Person in respect thereof, however, that if the provisions of this Agreement are terminated because of a breach by any Party of the representations, warranties, covenants, obligations or agreements of such Party set forth in this Agreement, the terminating Party’s right to pursue all legal remedies against the other Party(ies) will survive such termination unimpaired.

10.3

Breakup Fee

If the Closing does not occur due to circumstances beyond either Party’s control on or before December 31, 2014, neither party shall receive any damages or compensation.  If the Closing does not occur on or before December 31, 2014 due to a breach of this Agreement by Purchaser as provided in this Agreement, or by the exercise of a “fiduciary out” clause by Purchaser, Purchaser shall pay to Seller a breakup fee of $250,000.  If the Closing does not occur on or before December 31, 2014 due to a breach of this Agreement by Seller as provided in this Agreement, or by the exercise of a “fiduciary out” clause by Seller, Seller shall issue to Purchaser shares of Seller common stock representing five percent (5%) of the fully diluted equity interest of Seller.

Seller will not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the Purchased Assets; provided, however, that Seller and its directors and officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require.

ARTICLE XI

INDEMNIFICATION

11.1

Indemnification in Favor of Purchaser

Seller shall indemnify and save Purchaser and its partners, officers, employees and agents harmless of and from any loss (other than loss of profits), liability, claim, damage or expense (whether or not involving a third-party claim) including reasonable legal and other professional fees, disbursements, expenses, interest and penalties (collectively, “Damages”) suffered by, imposed upon or asserted against any such indemnified party as a result of, in respect of, in connection with, or arising out of, under or pursuant to:

(a)  any failure of Seller to perform or fulfill any covenant of Seller under this Agreement or any Ancillary Agreement; and

(b)  any material breach of any representation or warranty given by Seller contained in this Agreement or any Ancillary Agreement,

provided that Seller shall not be required to indemnify or save harmless any such indemnified party unless such indemnified party shall have provided written notice to Seller of such claim in accordance with Section 11.4(a), where applicable.

11.2

Indemnification in Favor of Seller

SpinCo shall indemnify and save Seller and the Seller Shareholders, Purchaser, and their respective directors, officers, employees and agents harmless of and from any Damages suffered by, imposed or asserted against any such indemnified party as a result of, in respect of, connected with, or arising out of, under or pursuant to:

(a)

any failure of Purchaser to perform or fulfill any covenant of Purchaser under this Agreement or any Ancillary Agreement;

(b)

any material breach of any representation or warranty given by Purchaser contained in this Agreement or any Ancillary Agreement; and

(c)

 the operation of Purchaser’s business prior to the Closing, including, but not limited to, any breach by any director or officer of Purchaser of any fiduciary duty owed by such director or officer to Purchaser or its shareholders, which breach occurred at or prior to the Closing, provided that SpinCo shall not be required to indemnify or save harmless any such indemnified party unless such indemnified party shall have provided written notice to SpinCo of any such claim in accordance with Section 11.4(a), where applicable.

11.3

Time/Liability Limitations

(a)

The representations and warranties of Seller contained in this Agreement or in any Ancillary Agreement shall survive the Closing and, notwithstanding the Closing and any investigation made by or on behalf of Purchaser, shall continue in full force and effect for the benefit of Purchaser for a period of two years from the Closing.

(b)

The representations and warranties of Purchaser contained in this Agreement or in any Ancillary Agreement shall survive the Closing and, notwithstanding the Closing and any investigation made by or on behalf of Seller, shall continue in full force and effect for the benefit of Seller for a period of two years from the Closing, except that any representations and warranties of Purchaser relating to tax matters shall continue in full force and effect for the statutory limitations period.

(c)

The amount of any Damages claimed by Purchaser shall be limited in aggregate to the actual Damages (which, for the avoidance of doubt, will not include any consequential, incidental, indirect, special or punitive Damages) suffered by Purchaser taking into account the amount of any recovery by Purchaser under any insurance policy and, in addition, Seller shall not have any liability in aggregate (for indemnification or otherwise) under Section 11.1 or for breach of any representation and warranty contained in Article IV or otherwise under this Agreement in excess of $12,000,000.

(d)

If any breach of the representations and warranties arises by reason of a liability of Purchaser which is contingent when the claim in respect thereof is notified to Seller, then Seller will not be obliged to make any payment to Purchaser until such time as the contingent liability ceases to be contingent and becomes an actual liability.

(e)

Notwithstanding anything to the contrary in this Section 11.3, any claim made in respect of a breach of a representation or warranty under Section 4.1 or Section 5.1 which is based on fraud, willful misconduct, fraudulent misrepresentation or intentional misrepresentation may be made for an indefinite period after the Closing.

11.4

Indemnification Proceedings - Third Party Claims

(a)  Promptly after receipt by an indemnified party (an “Indemnified Party”) under Section 11.1 or Section 11.2 of a notice of commencement of any proceeding against it by a third party, the Indemnified Party will, if a claim is to be made against an indemnifying party under such Section (an “Indemnifying Party”), give notice to the Indemnifying Party of the commencement of such claim. The failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnified Party's failure to give such notice.

(b)  If any proceeding referred to in Section 11.4(a) (a “Proceeding”) is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of the Proceeding, the Indemnifying Party will be entitled to participate in the Proceeding as hereinafter provided. To the extent that the Indemnifying Party wishes to assume the conduct of the Proceeding with counsel satisfactory to the Indemnified Party, it may do so provided it (i) reimburses the Indemnified Party for all of its out-of-pocket expenses (including solicitor’s fees and disbursements) arising prior to or in connection with such assumption; and (ii) permits the Indemnified Party to participate in such defense through counsel chosen by the Indemnified Party provided that the fees and expenses of such counsel shall be borne by the Indemnified Party unless there are separate defenses available to the Indemnified Party or conflicts of interest in which case those fees and expenses will be paid by the Indemnifying Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of the Proceeding as against the Indemnified Party, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 11.4 for any fees of other counsel or any other expenses with respect to the defense of the Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of the Proceeding, other than reasonable costs of investigation approved in advance by the Indemnifying Party. If the Indemnifying Party assumes the defense of a Proceeding as against the Indemnified Party: (i) no compromise or settlement of such claims may be made by the Indemnifying Party without the Indemnified Party’s consent, unless: (A) there is no admission of any violation of Laws or any violation of the rights of any Person and no adverse effect on any other claims that may be made against the Indemnified Party; and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (ii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of the commencement of any the Proceeding and the Indemnifying Party does not, within ten (10) days after receipt of such notice, give notice to the Indemnified Party of its election to assume the defense of the Proceeding, the Indemnifying Party will be bound by any determination made in the Proceeding or any compromise or settlement effected by the Indemnified Party acting in good faith.

(c) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a conflict of interest with the Indemnifying Party or a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle the Proceeding. In such case, the Indemnifying Party will not be bound by any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d)  Where the defense of a Proceeding is being undertaken and controlled by the Indemnifying Party, the Indemnified Party will use its reasonable commercial efforts to make available to the Indemnifying Party those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in evaluating and defending any such claims. However, the Indemnifying Party shall be responsible for the expense associated with any employees made available by the Indemnified Party to the Indemnifying Party pursuant to this Section 11.4(d), which expense shall be equal to the out of pocket expenses of such employees and an amount to be mutually agreed upon per person per hour or per day for each day or portion thereof that the employees are assisting the Indemnifying Party and which expenses shall not exceed the actual cost to the Indemnified Party associated with the employees.

(e)  With respect to any Proceeding at the request of the Indemnifying Party, the Indemnified Party shall make available to the Indemnifying Party or its representatives on a timely basis all documents, records and other materials in the possession of the Indemnified Party, at the expense of the Indemnifying Party, reasonably required by the Indemnifying Party for its use in defending any such claim and shall otherwise cooperate on a timely basis with the Indemnifying Party in the defense of such claim.

(f) With respect to any Proceeding in respect of income, corporate, sales, excise, or other tax liability enforceable by Lien against the property of the Indemnified Party, the Indemnifying Party’s right to so defend the Proceeding shall only apply after payment of any such re-assessment, if so required by law.

11.5

Rights Supplemental

The rights and remedies in this Article XI are to the fullest extent possible in law cumulative and not alternative and are without prejudice to any other rights, actions or causes of action which may arise pursuant to any other provision of this Agreement or pursuant to applicable law and the election by any Person to exercise any such right or remedy shall not be, and shall not be deemed to be, a waiver of any other rights and remedies.

11.6

Third Parties

The Parties hereby acknowledge that the Parties are acting as agents for their respective Indemnified Parties under this Article XI.

ARTICLE XII

GENERAL

12.1

Notices to Parties

All notices and other communications between the Parties shall be in writing and shall be deemed to have been given if delivered personally or by overnight courier service, transmitted by facsimile or mailed by registered or certified mail, postage prepaid to the Parties at the following addresses (or at such other address for such Party as shall be specified in like notice):

If to Purchaser:

EFH Group, Inc.

132 West 11th Avenue

Denver, CO 80204

Attention: Robert M. Copley, CEO

With a copy to:

J.M. Walker & Associates

Attorneys At Law

7841 South Garfield Way

Centennial, CO 80122

Attention: Jody M. Walker (303) 850-7637

If to Seller:

EFH Group, Inc.
77 Water Street – 7th Floor

New York, NY 10005

Attention: Christopher Daniels

With a copy to:

Ballard Spahr LLP

4800 Montgomery Lane, 7th Floor

Bethesda, MD 20814-3401

Attention:  Debbie A. Klis (301) 664-6211

Any notice or other communication given in accordance herewith shall be deemed to have been given and received upon receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

12.2

Time of the Essence

Time shall be of the essence of this Agreement.

12.3

Expenses

Except as otherwise expressly provided in this Agreement, all costs and expenses (including the fees and disbursements of legal counsel, investment advisers and accountants) incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated herein and therein shall be paid by the Party incurring such expenses, unless the Parties otherwise agree.

12.4

Confidentiality

Except as required by applicable law, the terms and existence of this Agreement and the Ancillary Agreements shall be kept strictly confidential and shall not be divulged to any Person other than the professional advisors of the Parties and governmental authorities with a need to know without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed.  Seller, Purchaser and SpinCo will treat and hold as confidential information any information concerning the business and affairs of any such other party that is not already generally available to the public and that it receives from such other party in connection with the transactions contemplated by this Agreement, will not use any of such information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to such other party all tangible embodiments (and all copies) of such information which are in its possession.  The immediately preceding sentence shall survive any termination of this Agreement.

12.5

Amendments

This Agreement may only be amended or otherwise modified by written agreement executed by Seller and Purchaser.

12.6

Waiver

(a)  No waiver of any of the provisions of this Agreement or any Ancillary Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver be binding unless executed in writing by the Party to be bound by the waiver.

(b)  No failure on the part of Seller or Purchaser to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right, nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

12.7

Entire Agreement

This Agreement together with the Ancillary Agreements and the other agreements tabled on the Closing Date constitute the entire agreement between the Parties with respect to the transactions contemplated in this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth herein and therein and Seller and Purchaser have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement and the Ancillary Agreements. If there is any conflict or inconsistency in respect of the subject matter of this Agreement between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall govern.

12.8

Successors and Assigns

This Agreement shall become effective when executed by Seller and Purchaser and after that time shall be binding upon and enure to the benefit of Seller and Purchaser and their respective successors and permitted assigns.  Neither the Purchased Assets, this Agreement nor any of the rights or obligations under this Agreement shall be assignable or transferable by any Party without the prior written consent of the other Party.

12.9

Severability

If any provision of this Agreement shall be determined by an arbitrator or any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect.

12.10

Governing Law

This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Colorado and the federal laws of the United States of America applicable therein.

12.11

Further Assurances

From time to time subsequent to the Closing Date, each Party shall at the request of any other Party execute and deliver such additional conveyances, transfers, specific assignment and other assurances as may be reasonably required effectually to carry out the intent of this Agreement, the Ancillary Agreements and the transactions contemplated herein and therein including, without limitation, the transfer of the Purchased Assets to Purchaser.

12.12

Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by facsimile or electronically transmitted PDF instruments) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

PURCHASER

EFH Group, Inc.,
a Colorado corporation

By:/s/Robert M. Copley, Jr.

      Robert M. Copley, Jr., President and CEO

SELLER

EFH Group, Inc.,
a Wyoming corporation

By: /s/Christopher Daniels
Name: Christopher Daniels
Title:  CEO/Director

SPINCO

Liberty Ventures, Inc.,

solely for the purpose of agreeing to
perform its obligations under Article XI
and Section 12.4 of this Agreement

By: /s/Robert M. Copley, Jr.

Name: Robert M. Copley, Jr.

Title: President and CEO

SCHEDULE A

Purchased Assets

Name	Description
Trademarks and Good will	All right, title and interest to use the trademarks in the states of the USA in financial services as reflected in trademarks registered by the USPTO and related documents.
	Serial Number	Comments
	85-268115	These are USA Marks. EFH Global has international
85-296796
85-268140
Domain Names	License to use EFH Group website domains for financial services related domains.
Installment Payments due from Asset Sale	Assignment of Installment Payments and related Canada Agreement - Canada had purchased the trademark.
Securities	Warrant to purchase up to 5% of common of the Canada counterparty, an independent, unaffiliated company
$2.1 million Note payable by EFH Canada
Government Securities, If any. Certificates of Deposit, if any.
Commodities, if any
Software	Right to use investment Software Programming code for internet site.
Other Intellectual Property	Business plans for financial services company. IP for Investment Structures that is licensed from EFH Canada

SCHEDULE B
Trademark Assignment Agreement

SERVICE MARK ASSIGNMENT

THIS SERVICE MARK ASSIGNMENT (“Assignment”) is made and entered into by and between EFH Group, Inc., a Wyoming corporation (“Assignor”) and EFH Group, Inc. a Colorado corporation (“Assignee”).

RECITALS

R.1

Assignor is the sole and exclusive owner of the United States service marks set forth on Schedule A (the “Service Marks”) attached hereto and made part of this Assignment and the goodwill of the business symbolized thereby, which have been registered with the United States Patent and Trademark Office.

R.2

The parties hereto desire by means of this Assignment to assign, convey and transfer all right, title and interest in the Service Marks to Assignee.

NOW THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by reference and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, said Assignor does hereby sell, assign, convey, and transfer unto said Assignee all of Assignor's right, title and interest in and to the Service Marks, together with the goodwill of the business symbolized by the Service Marks, the same to be held and enjoyed by Assignee for its own use, and for the term or terms for which said Service Marks have been registered as fully and entirely as the same would have been held and enjoyed by Assignor, including all rights to injunctive relief, damages or profits, due or accrued, arising out of past infringement of the Service Marks or injury to their goodwill, and the right to sue for and recover the same in its, the Assignee's, own name.

IN WITNESS WHEREOF, this Assignment has been executed this 25th day of November 2014.

ASSIGNOR

EFH GROUP, INC.

By:  /s/Christopher Daniels

       Christopher Daniels, President

Schedule A

REG. NO.	INTERNATIONAL CLASS	DATE ISSUED
4,126,754	36	April 10, 2012
4,122,970	36	April 3, 2012

SCHEDULE 4.1(i)
IP PROCEEDINGS/AUTHORIZED USE RE: TRADEMARKS

None

SCHEDULE 4.1(l) MATERIAL ADVERSE CHANGES

None

SCHEDULE 5.1(f) MATERIAL ADVERSE CHANGES

None

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